ITEX Launches Virtual Currency Systems

Cloud-Hosted Software Platform

BELLEVUE, Wash., March 12, 2014 /PRNewswire/ -- Virtual Currency Systems ("VCS"), a subsidiary of ITEX Corporation (OTCQB: ITEX), today announced at the 26th Annual Roth Capital Conference at the Ritz-Carlton in Dana Point, California, it is offering licenses for its cloud-hosted virtual currency software platform to businesses and entrepreneurs worldwide.

ITEX Corporation, The Membership Trading CommunitySM, utilizes the platform to power its own b2b business model and virtual currency, the ITEX dollar. VCS is offering the hosted operating system to enterprising businesses and end users interested in creating a centralized virtual currency model. A centralized system determines the amount of currency in circulation, based on many factors, including the needs of its consumer or business customers.

"Virtual currencies that supplement cash, check and credit card transactions or are used as promotional or reward tools are increasingly used in a variety of business models. As the marketplace becomes more innovative and the acceptance of these currencies grows, VCS is well positioned to support the development of this emerging industry," stated Steven White, CEO of Virtual Currency Systems.

"Encrypted digital currencies like Bitcoin, Ripple or Litecoin are decentralized peer-to-peer payment platforms without a centralized authority. In contrast, VCS utilizes a centralized system where the licensee determines by its own policies and business objectives how to distribute, market, redeem and/or convert its own branded virtual currency."

Mr. White concluded, "Our virtual currency platform is hosted on Windows Azure, a global cloud platform that offers the scalability and reliability that VCS requires to run efficiently."

About ITEX
ITEX, The Membership Trading CommunitySM, is a leading marketplace for cashless business transactions. Our business services and virtual currency payment system allows member businesses to transfer value to acquire products and services without exchanging cash. We generate revenue by charging members percentage-based transaction fees and association fees. ITEX is headquartered in Bellevue, WA. We routinely post important information on the investor relations portion of our website. For more information, please visit www.itex.com.

Windows Azure is a registered trademark of Microsoft® Corporation and used by permission.

This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance and comments within the safe harbor provisions established under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation: our revenue growth and success being tied to the operations of our broker network; our future revenue growth remaining uncertain; our business being subject to online security risks; unplanned system interruptions or system failures; claims and lawsuits against us that may result in adverse outcomes; increased regulation and competitive trading platforms resulting from the emergence of virtual currencies; and the effect of changes in the overall economy and in technology. Statements in this release should be evaluated in light of these factors. These risk factors and other important factors that could affect our business and financial results are discussed in our periodic reports and filings with the Securities and Exchange Commission, which are available at www.sec.gov. ITEX undertakes no duty to update or revise any forward-looking statements.

CONTACT: Alan Zimmelman, ITEX Corporation, 425.463.4017 or alan@itex.com